UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Digital Media Solutions, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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Digital Media Solutions, Inc. 4800 140th Avenue N., Suite 101 Clearwater, Florida 33762
Notice of 2022 Annual Meeting
And
Proxy Statement

Digital Media Solutions, Inc. 4800 140th Avenue N., Suite 101 Clearwater, Florida 33762
Dear DMS Stockholders:
It is my pleasure to invite you to attend the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) of Digital Media Solutions, Inc. (“DMS” or the “Company”). We will hold the 2022 Annual Meeting on Wednesday, June 15, 2022 at 10:00 a.m. Eastern Time. Due to the ongoing public health impact of the coronavirus (COVID-19) outbreak and to mitigate risks to the health and safety of our communities, stockholders, employees and other stakeholders, we will hold our Annual Meeting in a virtual only format, which will be conducted solely via live webcast.
DMS experienced significant growth during 2021, achieving GAAP revenue of $428 million and adjusted revenue of $442 million, increases of 29% and 30% respectively, while our adjusted EBITDA reached $58 million, an increase of 7% despite significant headwinds within auto insurance that had the power to disrupt our momentum. Our growth momentum throughout the year was driven by scaled spend, our data flywheel and dynamic diversification.
The digital transformation of advertising continues to accelerate, with more and more ad spend moving from traditional channels to digital ones, with measurable ROI. In addition to the macro trends that are scaling spend for our sector, our advertisers are scaling budgets specifically with us because they trust us to deliver reliable ROI on their advertising spend. For our top 20 advertiser clients, our retention rate was 100% last year, and for those top 20 advertiser clients, revenue grew by 31% from Q4 2020 to Q4 2021.
Across our business, we leverage our toolset, which consists of our first-party data asset, proprietary technology and expansive media reach to connect advertisers with consumers when they’re ready to make purchases. Our scaling data asset is the biggest part of that story, because the more we scale, spend and engage, the more powerful our data asset becomes. And the more powerful our data asset becomes, the more efficiently we target consumers and connect them with advertisers that meet their needs. Our data flywheel is producing enhanced targeting, higher conversion rates and better advertising ROI. And, that is why revenue from our top 20 customers grew last year and why our data signals program has grown dramatically since we first began talking about it.
Lastly, our key differentiator - dynamic diversification - was especially impactful in 2021, as when auto insurance bid prices negatively impacted many of our peers. DMS solutions are vertical-agnostic and channel agnostic, which means we are not reliant on any one vertical or any one media channel for our growth. But, we’re not just diversified. We’re dynamically diversified, which means we’re not tied to a specific percentage of our business coming from a specific vertical, and we’re more insulated from the ups and downs of the media channels and our publisher partners. This competitive advantage allows for our business model to pivot quickly with opportunities to meet consumer and advertiser needs, and it allows us to navigate real-time consumer behaviors, changing media prices and more, while we leverage our data asset.
Thanks to our amazing team, their grit, their agility and their “whatever it takes” mindset, we’re seeing good momentum across our business. And, as we head deeper into 2022, we are cautiously optimistic about this year, during which solid growth and strong margins are expected to be driven by scaling advertiser spend, our data flywheel and dynamic diversification.
Stockholders will have an equal opportunity to participate at the Annual Meeting online regardless of their geographic location. As well, you will be able to vote your shares electronically and submit questions during the meeting by visiting http://www.virtualshareholdermeeting.com/DMS2022 and using the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.
The attached Notice of Annual Meeting and Proxy Statement describes in detail the matters to be considered by the stockholders at the Annual Meeting and the procedures for participating, submitting questions and voting at the virtual meeting. At the Annual Meeting, stockholders will be asked to vote on the election of directors. To ensure that as many shares as possible are represented, we strongly recommend that you vote in advance of the Annual Meeting even if you plan to attend remotely. On behalf of the Board of Directors and senior management, thank you for your continued support and interest in DMS. We look forward to seeing you at the 2022 Annual Meeting on Wednesday, June 15, 2022.
Very truly yours,

Joseph Marinucci

President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON JUNE 15, 2022

This Proxy Statement and the 2021 Annual Report are available at www.digitalmediasolutions.com
(Investor Relations-Proxy Materials).

Digital Media Solutions, Inc. 4800 140th Avenue N., Suite 101 Clearwater, Florida 33762
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To be Held on Wednesday June 15, 2022, at 10:00 a.m. Eastern Daylight Savings Time

May 12, 2022
To our Stockholders:
Digital Media Solutions, Inc. (“DMS” or the “Company”) will hold its 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) on Wednesday, June 15, 2022 at 10:00 a.m. Eastern Time. Due to ongoing public health concerns about COVID-19, we have adopted a virtual format for the 2022 Annual Meeting to provide a safe, consistent and convenient experience to all stockholders regardless of location. You may attend the virtual meeting, submit questions and vote your shares electronically during the meeting via live webcast by visiting http://www.virtualshareholdermeeting.com/DMS2022 and using the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.
At the 2022 Annual Meeting, holders of DMS outstanding common stock will be asked to vote upon the following proposals:
1.
To elect the seven (7) nominees identified in the accompanying Proxy Statement as directors of the Company, each to hold office until the 2023 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified.

2.	To consider and take action upon any other business that may properly come before the 2022 Annual Meeting or any continuations, postponements or adjournments thereof.
Each outstanding share of DMS’ common stock is entitled to one vote. You may vote on these matters virtually or by proxy. Whether or not you plan to virtually attend the Annual Meeting, we ask that you vote by one of the following methods to ensure that your shares will be represented at the meeting in accordance with your wishes (See “How Do I Vote” on page 1 of this Proxy Statement):
•	Vote online or by telephone, by following the instructions included with the proxy card; or
•	Vote by mail, by completing and returning the enclosed proxy card in the enclosed addressed stamped envelope.
Only stockholders of record of DMS’ common stock as of the close of business on April 26, 2022, which is the record date for the 2022 Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting and any continuations, adjournments or postponements of the Annual Meeting. A list of stockholders entitled to vote at the 2022 Annual Meeting will be accessible during the Annual Meeting by visiting the meeting website and entering the control number referenced above. This proxy statement and the proxy card were either made available to you online or mailed to you beginning on or about May 12, 2022.
By Order of the Board of Directors,

Anthony Saldana General Counsel and Secretary
YOUR VOTE IS VERY IMPORTANT. PLEASE CAUSE YOUR SHARES TO BE VOTED AS PROMPTLY AS POSSIBLE BY USING THE INTERNET OR TELEPHONE OR, IF YOU HAVE REQUESTED A PAPER COPY OF THE PROXY MATERIALS AND THE PROXY CARD BY MAIL, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED WITH YOUR PROXY MATERIALS, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

STOCKHOLDERS WHO DECIDE TO ATTEND THE 2022 ANNUAL MEETING MAY, IF THEY SO DESIRE, REVOKE THEIR PROXIES AND VOTE THEIR SHARES VIRTUALLY.
COPIES OF THE PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2021 ARE AVAILABLE AT WWW.DIGITALMEDIASOLUTIONS.COM (INVESTOR RELATIONS-PROXY MATERIALS).

FORWARD LOOKING STATEMENTS
This proxy statement contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will,” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made and speak only as of that time. Actual results or developments might differ materially from those included in the forward-looking statements because of various factors including those discussed under “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Digital Media Solutions, Inc. 4800 140th Avenue N., Suite 101 Clearwater, Florida 33762
NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To be Held on Wednesday, June 15, 2022, at 10:00 a.m. Eastern Daylight Savings Time

GENERAL INFORMATION ABOUT THE 2022 ANNUAL MEETING
What are the Proxy Materials?
The proxy materials include the following:
•	The Proxy Statement
•
The Annual Report to Stockholders of the Company, which includes the consolidated financial statements and accompanying notes for the year ended December 31, 2021, and other information relating to the Company’s financial condition and results of operations.

If you received the proxy materials by mail, they also include a proxy card or a voter instruction form for use at the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”).
Why Am I Receiving Proxy Materials?
The Board of Directors (the “Board”) of Digital Media Solutions, Inc. (“DMS” or the “Company”) is soliciting your proxy to vote at the 2022 Annual Meeting to be held on June 15, 2022, at 10:00 a.m. Eastern Time and at any continuations, adjournments or postponements of the 2022 Annual Meeting. Due to the ongoing public health impact of the coronavirus (COVID-19) outbreak and to mitigate risks to the health and safety of our communities, stockholders, employees and other stakeholders, the 2022 Annual Meeting will be held virtually, and DMS expects to mail the Proxy Statement to all stockholders entitled to vote at the 2022 Annual Meeting on or about May 12, 2022. The purpose of the 2022 Annual Meeting and the matters to be acted upon are set forth in this Proxy Statement and the Notice of Annual Meeting of Stockholders. The proxy materials include information that the Company is required to provide to you under the rules of the U.S. Securities and Exchange Commission (the “SEC”).
Who Can Vote?
Only holders of DMS’ Class A common stock and Class B common stock, as of the close of business on April 26, 2022, which is the record date, are entitled to vote at the 2022 Annual Meeting.
How Many Votes Do I Have?
Each share of common stock then outstanding on the record date entitles the holder thereof to one vote, without cumulation, on each matter to be voted upon at the meeting, as further described in this Proxy Statement. As of the record date for the 2022 Annual Meeting, there were (i) 36,403,202 shares of Class A common stock, and (ii) 25,699,464 shares of Class B common stock, in each case, outstanding and entitled to vote, or a total of 62,102,666 shares of common stock outstanding and entitled to vote.
How Do I Vote?
For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting.
Whether or not you plan to attend the 2022 Annual Meeting, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote in the manner you indicate. If you submit a proxy but do not indicate any voting instructions, your votes will be voted in accordance with the Board’s recommendations. Voting by proxy will not affect your right to attend the 2022 Annual Meeting. The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other nominee who is the recordholder.

If your shares are registered directly in your name through our stock transfer agent, or if you have stock certificates registered in your name, you may vote:
•
By Internet or by telephone. Follow the instructions included in the proxy card to vote by Internet or telephone. Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 14, 2022.

•
By mail. As described in the proxy card, you may request printed proxy materials, in which case you may complete, sign and return the proxy card in the postage pre-paid envelope accompanying the proxy materials so that it is received prior to the 2022 Annual Meeting.

•
At the Meeting. If you attend the 2022 Annual Meeting, you can vote using the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.

If your shares are held in “street name” (meaning the shares are held in the name of a bank, broker or other nominee who is the record holder), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:
•	By Internet or by telephone. Follow the instructions you receive from the bank, broker or other nominee to vote by Internet or telephone.
•	By mail. You will receive instructions from the bank, broker or other nominee explaining how to vote your shares.
•
At the Meeting. If you attend the 2022 Annual Meeting, you can vote using the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.

To ensure that your vote is counted, please remember to submit your vote by the date and time indicated on your proxy card, voter instruction form, or e-mail notification, as applicable.
How Does the Board Recommend that I Vote on the Proposal?
There is one matter scheduled for a vote:
Voting Matter	Board Vote Recommendation	Page Reference For More Information
Proposal 1 - Election of Directors	FOR each nominee	5
If any other matter is presented at the 2022 Annual Meeting, your proxy provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his or her discretion. As of the time this Proxy Statement was printed, we knew of no matters that need to be acted on at the 2022 Annual Meeting, other than those described in this Proxy Statement.
May I Change or Revoke My Proxy?
You may change or revoke your previously submitted proxy at any time before the 2022 Annual Meeting or, if you attend the 2022 Annual Meeting virtually, at the 2022 Annual Meeting.
If you hold your shares as a record holder, you may change or revoke your proxy in any one of the following ways:
•	By re-voting at a subsequent time by Internet or by telephone as instructed above;
•	By signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•	By delivering a signed revocation letter to Anthony Saldana, the Company’s Secretary, at the Company’s address above before the 2022 Annual Meeting, which states that you have revoked your proxy; or
•
By attending the 2022 Annual Meeting and voting virtually. Attending the 2022 Annual Meeting virtually will not in and of itself revoke a previously submitted proxy. You must specifically request at the 2022 Annual Meeting that it be revoked.

Your latest dated proxy card, Internet or telephone vote is the one that is counted.
If your shares are held in the name of a bank, broker or other nominee, you may change your voting instructions by following the instructions of your bank, broker or other nominee.
What if I Receive More Than One Proxy Card?
You may receive more than one proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.
Will My Shares be Voted if I Do Not Vote or Instruct my Nominee How to Vote?
If your shares are registered in your name, they will not be voted if you do not vote by Internet, by telephone, by completing, signing and returning your proxy card, if you have requested printed proxy materials, or virtually at the 2022 Annual Meeting, as described above under “How Do I Vote?”
With respect to shares held in street name, your bank, broker or other nominee generally has the discretionary authority to vote uninstructed shares on “routine” matters, but cannot vote such uninstructed shares on “non-routine” matters. A “broker non-vote” will occur if your bank, broker or other nominee cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your bank, broker or other nominee chooses not to vote on a matter for which it does have discretionary voting authority. Proposal 1 is considered a non-routine matter under applicable rules, and therefore your bank, broker or other nominee does not have discretionary authority to vote your uninstructed shares on such matters. Therefore, if you hold your shares in street name, it is critical that you instruct your bank, broker or other nominee how to vote if you want your vote to be counted.
What Vote is Required to Approve Each Proposal and How are Votes Counted?
Votes will be counted by a representative of Broadridge Investor Communication Solutions, Inc. as the inspector of election appointed for the meeting, who separately will tabulate the votes with respect to all proposals. With respect to Proposal 1, under our Bylaws, directors are elected by plurality vote, meaning that the seven nominees receiving the highest number of “FOR” votes will be elected. “Withhold” votes and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of the nominees.
What Are the Costs of Soliciting these Proxies?
We will pay all of the costs of soliciting these proxies. Our directors, officers and employees may solicit proxies in person or by e-mail or other electronic means or by telephone. We will pay these directors, officers and employees no additional compensation for these services. We will ask banks, brokers and other nominees to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their reasonable, out-of-pocket expenses. The expense associated with the solicitation of proxies will include reimbursement for postage and clerical expenses to brokerage houses and other custodians, nominees, or fiduciaries for forwarding proxy materials and other documents to beneficial owners of stock held in their names.
What Constitutes a Quorum for the Annual Meeting?
The presence, virtually or by proxy, of the holders of a majority of the voting power of the capital stock of DMS outstanding and entitled to vote at the 2022 Annual Meeting, including its Class A common stock and Class B common stock, is necessary to constitute a quorum at the 2022 Annual Meeting. Votes of stockholders of record who are present at the 2022 Annual Meeting virtually or by proxy, broker non-votes and abstentions will be counted for purposes of determining whether a quorum exists. A quorum is necessary before business may be transacted at the 2022 Annual Meeting except that, even if a quorum is not present, with respect to some or all matters to be voted upon, the Chairman of the 2022 Annual Meeting or the holders of shares having a majority of the voting power present, virtually or by proxy, with respect to the matter or matters to be voted upon, shall have the power to adjourn the 2022 Annual Meeting, from time to time until a quorum is present with respect to such matter or matters to be voted upon. As of the record date for the 2022 Annual Meeting, there were 36,403,202 shares of Class A common stock, and 25,699,464 of Class B common stock, outstanding and entitled to vote, or a total of 62,102,666 shares of common stock outstanding and entitled to vote. Thus, the holders of 62,102,666 shares of common stock or its equivalents must be present virtually or represented by proxy at the meeting to have a quorum for the transaction of business.

How do I Attend the 2022 Annual Meeting?
This year’s Annual Meeting will be held entirely online due to the public health impact of COVID-19 and to support the health and well-being of our communities, stockholders, employees and other stakeholders. Stockholders of record as of the record date will be able to attend and participate in the Annual Meeting online by accessing http://www.virtualshareholdermeeting.com/DMS2022. To join the Annual Meeting, you will need to have your 16-digit control number, which is included on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials. Even if you plan to attend the Annual Meeting online, we recommend that you also vote by proxy as described herein so that your vote will be counted if you decide not to attend the Annual Meeting.
The live audio webcast of the Annual Meeting will begin promptly at 10:00 a.m. Eastern Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.
To attend the online Annual Meeting, log in at http://www.virtualshareholdermeeting.com/DMS2022. Stockholders will need their 16-digit control number, which appears on the proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials. If you do not have a control number, please contact your broker, bank, or other nominee as soon as possible, so that you can be provided with a control number and gain access to the meeting.
Will there be a Question & Answer Session?
As part of the Annual Meeting, we will hold a live question and answer session, during which we intend to answer pertinent questions submitted during the meeting via the Q&A, as time permits. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once. Answers to any pertinent questions that are not addressed during the Annual Meeting will be published following the meeting on the Company’s website at www.digitalmediasolutions.com under “Investor Relations-Proxy Materials.”
What if I need Technical Assistance?
The virtual meeting platform is fully supported across browsers (internet Explorer, Firefox, Chrome, Safari and Edge) and devices (desktop, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Beginning 15 minutes prior to the start of and during the Annual Meeting, we will have a support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, you should call the support team listed on the virtual meeting website at http://www.virtualshareholdermeeting.com/DMS2022.

ELECTION OF DIRECTORS

(PROPOSAL 1)
The size of our Board is determined by resolution of the Board, subject to the requirements of our Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws. Our Board currently consists of the following seven directors: Joseph Marinucci; Fernando Borghese; Robbie Isenberg; James Miller; Mary Minnick; Lyndon Lea and Robert Darwent, each of whom, excluding James Miller, is nominated for election at the 2022 Annual Meeting. Clarivest Group Inc. (“Clairvest”) has nominated Ms. Maurissa Bell in lieu of Mr. Miller.
Name	Age	Committee Membership
Joseph Marinucci	47	—
Fernando Borghese(1)	43	—
Robbie Isenberg(2)	40	Compensation Committee
Mary Minnick(3)	62	Compensation Committee (Chairman), Audit Committee
Lyndon Lea	53	Audit Committee
Robert Darwent	49	Audit Committee (Chairman)
Maurissa Bell(2)	32	—
(1)	Nominated by Prism Data, LLC (“Prism”).
(2)	Nominated by Clairvest
(3)	Nominated by Prism and Clairvest.
The Board will continue to evaluate the size of the Board and make adjustments as needed to meet the current and future needs of the Company.
Our Board has nominated each of Joseph Marinucci, Fernando Borghese; Robbie Isenberg; Mary Minnick; Lyndon Lea; Robert Darwent and Maurissa Bell, for election as a director at the 2022 Annual Meeting, to hold office until the 2023 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proposal.
Joseph Marinucci, Fernando Borghese; Robbie Isenberg; Mary Minnick; Lyndon Lea; Robert Darwent and Maurissa Bell are to be elected by a plurality of the votes cast by holders of DMS’ Class A common stock and Class B common stock, voting as a single class.
If you vote by proxy, the proxy holders will vote your shares in the manner you indicate. If you submit a proxy, but do not indicate any voting instructions, the proxy holders will vote the shares of common stock represented thereby for the election as directors of the persons whose names and biographies appear below. All of the persons whose names and biographies appear below, other than Ms. Bell, are currently serving as our directors.
Each nominee has consented to be named in this Proxy Statement, and we expect each nominee to be able to serve if elected. If any nominee is unable to serve or for good cause will not serve as a director, it is intended that proxies will be voted for a substitute nominee designated by the Board, or, in the discretion of the Board, the Board may elect to reduce its size.
The principal occupations and certain other information about the nominees for director (including the skills and qualifications that led to the conclusion that they should serve as directors) are set forth below.

Board Recommendation

The Board unanimously recommends a vote “FOR” the election of Joseph Marinucci, Fernando Borghese; Robbie Isenberg; Mary Minnick; Lyndon Lea; Robert Darwent and Maurissa Bell, as directors.

BOARD OF DIRECTORS
Board of Directors
Our business and affairs are managed by or under the direction of our Board. Set forth below is certain information with respect to our nominees for election as directors at the 2022 Annual Meeting, all of whom (except for Maurissa Bell) are current directors of the Company. This information has been provided by each director nominee at the request of the Company. There is no familial relationship between any of our executive officers and directors. Each of the director nominees has been nominated by our Board for election at the 2022 Annual Meeting, to hold office until the 2023 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified. Joseph Marinucci and Fernando Borghese are the only members who are officers of the Company.
Director Nominees
Name	Age	Position
Joseph Marinucci	47	President, Chief Executive Officer and Director
Fernando Borghese(1)	43	Chief Operating Officer and Director
Robbie Isenberg(2)	40	Director
Mary Minnick(3)	62	Chairperson and Director
Lyndon Lea	53	Director
Robert Darwent	49	Director
Maurissa Bell(2)	32	Director
(1)	Nominated by Prism.
(2)	Nominated by Clairvest.
(3)	Nominated by Prism and Clairvest.
Joseph Marinucci has served as Chief Executive Officer of DMS since co-founding DMS in 2012 and a Director since 2020. Previously, Mr. Marinucci co-founded Interactive Media Solutions, a direct response marketing firm, and served as its President from 2000 to 2012. From 2015 to 2019, Mr. Marinucci served as a Board Member of LeadsCouncil, an independent association whose members are companies in the online lead generation industry. Mr. Marinucci holds a Bachelor of Science in Accounting from Binghamton University. In light of our ownership structure and Mr. Marinucci’s extensive executive leadership and management experience, the Board believes it is appropriate for Mr. Marinucci to serve as our director.
Fernando Borghese has served as Chief Operating Officer of DMS since co-founding DMS in 2012 and has served as a Director since the completion of the Business Combination (as defined in the Annual Report on Form 10-K for the year ended December 31, 2021) in July 2020. Prior to DMS, Mr. Borghese was Executive Vice President at DMi Partners, a digital marketing agency. Mr. Borghese has served as a Board Member of LeadsCouncil since 2019. Mr. Borghese holds a Bachelor of Arts in Political Science from Trinity College-Hartford. In light of our ownership structure and Mr. Borghese’s extensive experience as an operating executive officer and manager, and in-depth knowledge and understanding of digital marketing, the Board believes it is appropriate for Mr. Borghese to serve as our director.
Robbie Isenberg has served as a Director since the completion of the Business Combination in July 2020. Mr. Isenberg serves as a Managing Director of Clairvest and participates in all areas of the investment process. Prior to joining Clairvest in 20l0, Mr. Isenberg worked as a Senior Case Team Leader for the Monitor Group and in the investment banking group of Credit Suisse focusing on leveraged finance and mergers and acquisitions. In addition to DMS, Mr. Isenberg currently serves on the board of directors of Brunswick Bierworks, Inc. and ChildSmiles Group and has served on the board of directors of Cieslok Media, KUBRA and Lyophilization Services of New England. Other portfolio companies include New Meadowlands Racetrack. Mr. Isenberg has an MBA from Northwestern University’s Kellogg School of Management and an HBA from the Richard Ivey School of Business. In light of Mr. Isenberg’s extensive experience in investments as well as his service as a director of other private companies, the Board believes it is appropriate for Mr. Isenberg to serve as our director.
Mary E. Minnick has served as a Director and chairperson of the Board since the completion of the Business Combination in July 2020. Ms. Minnick was a Partner of Lion Capital from 2007 until 2017. Previously, Ms. Minnick served in various capacities at The Coca-Cola Company (NYSE:KO), including as Chief Operating Officer of Asia and Global President of Marketing, Strategy and Innovation, from 1983 to 2007. Ms. Minnick is a member of the board of directors of the Target Corporation (NYSE:TGT), which she joined in 2005, and Leo Holdings Corp. II (NYSE: LHC.U), a special purpose acquisition company (“Leo II”). Ms. Minnick has also served as a member of the board of directors of the global brewer Heineken (AMS:HEIA) from 2008 to 2015, the consumer packaged food and beverage company WhiteWave Foods Co. (NYSE:WWAV) from 2012 to 2016 and the global nutrition company Glanbia plc from 2019 to 2020. Ms. Minnick has an MBA from Duke University and a BA in Business from Bowling Green State University. In light of Ms. Minnick’s prior experience in various executive positions, as well as her service as a director of other publicly traded companies, the Board believes it is appropriate for Mr. Minnick to serve as our director.
Lyndon Lea has served as a Director since the completion of the Business Combination in July 2020. Mr. Lea is a founder of Lion Capital and has served as its Managing Partner since its inception in 2004. Prior to founding Lion Capital, Mr. Lea was a partner of Hicks, Muse, Tate & Furst where he co-founded its European operations in 1998. From 1994 to 1998, Mr. Lea served at Glenisla, the former European affiliate of Kohlberg Kravis Roberts & Co., prior to which he was an investment banker at Schroders in London and Goldman Sachs in New York. Mr. Lea graduated with a BA in Honors Business Administration from the University of Western Ontario in Canada in 1990. Mr. Lea is currently a director of the following companies: Leo II; AllSaints, the UK fashion brand; Alex & Ani, the North American jewelry brand; Hatchbeauty, the North American fashion brand; food and nutrition companies Lenny & Larry’s, Nutiva (both North American), Picard Surgeles (France) and Grenade (U.K.); and the French eyewear company Alain Afflelou.
Mr. Lea previously led investments in, and sat on the board of, UK cereal company Weetabix; French food manufacturer Materne; restaurant chain wagamama; global, luxury shoe company, Jimmy Choo; private label razor business, Personna; soft drinks business, Orangina; snack business, Kettle Foods; Finnish bakery company, Vaasan; European frozen food brand, Findus; Dutch foodservice company, Ad Van Geloven; global hair accessories brand, ghd; global brand development, marketing and entertainment company, Authentic Brands Group; UK food company, Premier Foods (LON:PFD); UK biscuit business, Burton’s Foods; UK furniture company, Christie-Tyler; leading European automotive valuation guide, EurotaxGlass’s; Polish cable company, Aster City Cable; champagne houses G.H. Mumm and Champagne-Perrier-Jouët; directories group, Yell; and clothing company, American Apparel. Mr. Lea also previously sat on the board of Aber, a diamond mining company, which owned the luxury jewelry brand Harry Winston. In light of Mr. Lea’s extensive investment experience over twenty years, as well as his service as a director of other publicly traded and private companies, the Board believes it is appropriate for Mr. Lea to serve as our director.
Robert Darwent has served as a Director since the completion of the Business Combination in July 2020. Alongside Mr. Lyndon Lea, Mr. Darwent is a founder of Lion Capital where he sits on the Investment Committee and Operating Committee of the firm. Prior to founding Lion Capital in 2004, Mr. Darwent worked with Mr. Lea in the European operations of Hicks, Muse, Tate & Furst since its formation in 1998. From 1995 to 1998, Mr. Darwent worked in the London office of Morgan Stanley in their investment banking and private equity groups. Mr. Darwent graduated from Cambridge University in 1995.
Mr. Darwent is currently a director of the following companies: Loungers, the UK bar and restaurant chain; Gordon Ramsay North America, the North American restaurant group; Gruppo Menghi, the Italian footwear company; Spence Diamonds, a North American diamond jewelry retailer and Leo II. Previously, Mr. Darwent has sat on the board of the following companies: Authentic Brands Group, the global brand licensing company AS Adventure, the leading European outdoor specialist retailer; Burton’s Foods, the UK biscuit business; Christie-Tyler, the UK furniture manufacturer; ghd, the global hair appliances business; Jimmy Choo, the luxury shoe and accessories brand; La Senza, the UK lingerie retailer; G.H. Mumm and Champagne Perrier-Jouët, the champagne houses; wagamama, the restaurant chain; and Weetabix, the cereal company.
In light of Mr. Darwent’s extensive investment experience over twenty years, as well as his service as a director of private companies, the Board believes it is appropriate for Mr. Darwent to serve as our director. In addition, Mr. Darwent’s background and skills qualify him to chair our Audit Committee and to serve as an audit committee financial expert.
Maurissa Bell has served as a Vice President of Clairvest since January 2022 and participates in all areas of the investment process. Prior to joining Clairvest, Ms. Bell was Senior Director, Capital Markets and Corporate Finance at George Weston Limited (TSX:WN) from September 2020 to December 2021, Canada’s largest food and drug retailer, REIT and provider of financial services. Ms. Bell joined George Weston Limited with six years of Investment Banking and Corporate Banking experience at both BMO Capital Markets and CIBC Capital Markets, two of Canada’s largest financial institutions, where she advised on mergers and acquisitions, initial public offerings and financing transactions, including debt and equity. Ms. Bell is a Chartered Accountant (CPA, CA) and holds a Bachelor of Management and Organizational Studies, with a specialization in Finance from the University of Western Ontario. In light of Ms. Bell’s experience in mergers and acquisitions and public company financing, as well as her accounting designation, the Board believes it is appropriate for Ms. Bell to serve as our Director.
Director Independence
Under the rules of the New York Stock Exchange (“NYSE”), an “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the company). Each of our directors and nominees for director, other than Joseph Marinucci and Fernando Borghese, has been determined by the Board to qualify as an independent director under NYSE listing standards.
Committees of the Board of Directors
The Board has two standing committees: an audit committee (“Audit Committee”) and a compensation committee (“Compensation Committee”). Our Audit Committee is composed of three independent directors, and our Compensation Committee is composed of three independent directors.
DMS is a “controlled company” within the meaning of the corporate governance standards of the NYSE. As a result, we qualify for exemption from certain independence requirements, including the requirement that we have a Board of Directors composed of a majority of independent directors, and compensation committee and a nominating and corporate governance committee composed entirely of independent directors. In light of our status as a “controlled company” within the meaning of NYSE listing standards, our Board has determined not to establish an independent nominating and corporate governance committee or have its independent directors exercise the nominating function and has elected instead to have the Board be directly responsible for nominating members of the Board. As described above, each of our directors, other than Joseph Marinucci and Fernando Borghese is an independent director, and our Board has established a Compensation Committee comprised entirely of independent directors.
Audit Committee and Audit Committee Financial Expert
The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended (“Exchange Act”). During the year ended December 31, 2021, the Audit Committee held six (6) meetings. The members of the Audit Committee consist of Robert Darwent, Lyndon Lea and Mary E. Minnick. Notwithstanding the fact that entities controlled by Mr. Lea and entities affiliated with Mr. Lea currently hold more than 10% of the Company’s outstanding Class A Common Stock, our Board has considered the independence and other characteristics of each member of our Audit Committee and believes that the composition of the Audit Committee meets the requirements for independence under the applicable requirements of the NYSE and SEC rules and regulations. Each of Messrs. Darwent and Lea and Ms. Minnick is financially literate and our Board has determined that Mr. Darwent qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Board has considered the qualifications of the current members of the Audit Committee and has determined that they possess the skills necessary to review and analyze the Company’s financial statements and processes and to fulfill their other duties in accordance with the terms of the Audit Committee Charter.
The Audit Committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent registered public accounting firm; pre-approving all audit and non-audit services by the independent registered public accounting firm; reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm; reviewing the Company’s internal audit function; reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures; reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC; reviewing the Company’s risks and risk management processes, including information security risks and risk management; and exercising oversight with respect to the Code of Conduct and other policies and procedures regarding adherence with legal requirements. The Audit Committee’s duties are set forth in the Audit Committee Charter. A copy of the Audit Committee Charter is available under the “Investor Relations-Governance” section of our website at: www.digitalmediasolutions.com.

Compensation Committee
During the year ended December 31, 2021, the Compensation Committee held four (4) meetings. The members of the Compensation Committee consist of Ms. Minnick, Mr. Isenberg and Mr. Miller, each of whom is independent and a “non-employee director” as defined by Rule 16b-3 under the Exchange Act.
The Compensation Committee is primarily responsible for overseeing the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans. Among other matters, the Compensation Committee reviews annually the goals and objectives of the Company’s executive compensation plans; evaluates the performance of our Chief Executive Officer and other executive officers in light of the goals and objectives of the Company; determines the compensation of our Chief Executive Officer and the other executive officers (either as a committee or as directed by the Board); evaluates the compensation of the Board and Committee service by non-employee directors; reviews perquisites or other personal benefits of the executive officers and directors; and approves equity awards under our stock plan. A copy of the Compensation Committee Charter is available under the “Investor Relations-Corporate Governance” section of our website at: www.digitalmediasolutions.com.
Independent Compensation Consultant
After strong organic growth and acquisitions, the Compensation Committee recognized the need for a partner to provide “one stop shop” support with board and management compensation advice as well as to assist the development of a structure for job grading and total rewards. In 2021, after considering the factors provided under item 407(e)(3)(iii) of SEC Regulation S-K, the Compensation Committee engaged Korn Ferry (US) (the “Consultant”) as its independent compensation consultant. The Consultant’s role is to advise the Compensation Committee on all compensation matters related to our named executive officers and our non-employee Directors. The Consultant’s advisory services include, reviewing compensation peer group data and recommending revisions as well as benchmarking pay levels for senior executives from the Company’s peer group and or published/general market survey data. The Consultant also provides an additional measure of assurance that the Company’s executive compensation program is a reasonable and appropriate means to achieve our objectives.
The fees incurred by the Consultant to support the Compensation Committee during fiscal year 2021 were $89,600. In addition, the Consultant provided other services to Company management consisting of organizational design, compensation advisory support for employees below the executive level and access to the Consultant's proprietary tools. The total fees related to the Consultant's other services were $268,800. The Compensation Committee was aware of and approved the other services provided by the Consultant and believes the work provided to management did not raise a conflict of interest under the rules of the SEC and the listing standards of the NYSE.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was at any time during fiscal 2021 an officer or employee of DMS or any of our subsidiaries, and no members has ever served as an officer of DMS. None of our executive officers serves or, during fiscal 2021, served as a member of the board of directors or the Compensation Committee of any entity that has one or more executive officers serving as a member of the board of directors or the Compensation Committee.
Corporate Governance Guidelines
The Board has approved the Corporate Governance Guidelines (the “Guidelines”), which address responsibilities of Board, Board leadership, director qualifications and independence standards, Board compensation matters, Board orientation and continuing education, Board committees, and succession planning. A copy of the Guidelines is available under the “Investor Relations-Corporate Governance” section of our website at www.digitalmediasolutions.com.
Director Nomination Agreement
At the closing of the Business Combination (the “Closing”), the Company entered into the Director Nomination Agreement with Leo Investors Limited Partnership, a Cayman Islands exempted limited partnership (“Sponsor”); Sponsor PIPE Entity, Clairvest Group Inc. and Prism, pursuant to which, among other things, (i) Clairvest and Prism obtained certain rights to designate a certain number of individuals to be nominated for election to the Board and (ii) the Chief Executive Officer of the Company will be a member of the Board as of and, subject to certain conditions, from and after the Closing.

The Director Nomination Agreement entitles Clairvest or its permitted assigns to designate director nominees to the Board from and after the Closing as follows:
1.
two individuals to be nominated for election to the Board, one of whom shall be independent under the applicable rules of the NYSE, for so long as Clairvest and Prism collectively Beneficially Own (as defined in the Director Nomination Agreement) or control, directly or indirectly, at least 40% of the total number of issued and outstanding shares of DMS Class A Common Stock, DMS Class B common stock and DMS Class C common stock all considered together as a single class (the “Voting Interests”); or

2.
one individual to be nominated for election to the Board for so long as Clairvest Beneficially Owns or controls, directly or indirectly, at least 8% of the total number of Voting Interests issued and outstanding.

The Director Nomination Agreement entitles Prism or its permitted assigns to designate one individual to be nominated for election to the Board from and after the Closing for so long as Prism Beneficially Owns or controls, directly or indirectly, at least 8% of the total number of Voting Interests issued and outstanding.
The Director Nomination Agreement entitles Clairvest and Prism to mutually designate one additional director nominee, who will be independent, and qualified to serve on the audit committee of the Board, under the applicable rules of the NYSE (or any applicable exchange on which the Company’s securities may be listed) and the SEC (including Rule 10A-3 of the Exchange Act) (the “Independence Requirements”), for so long as Clairvest and Prism collectively Beneficially Own or control, directly or indirectly, at least fifty percent (50%) of the total number of Voting Interests issued and outstanding.
Initially, the Director Nomination Agreement entitled Sponsor PIPE Entity or its permitted assigns to designate one individual to be nominated for election to the Board. This entitlement terminated upon Sponsor PIPE Entity’s distribution of its shares of Class A Common Stock to certain related funds.
The Director Nomination Agreement requires the Company to take all necessary and desirable actions, so that Mr. Marinucci will serve on the Board until such time as Prism Beneficially Owns or controls, directly or indirectly, less than 8% of the total number of Voting Interests or Mr. Marinucci ceases to be the Chief Executive Officer of the Company.
The Director Nomination Agreement requires each of Sponsor, Sponsor PIPE Entity, Clairvest and Prism to vote, or cause to be voted, all of their respective Voting Interests at any meeting (or written consent) of the stockholders of the Company with respect to the election of directors in favor of each of the individuals designated to be nominated for election to the Board in accordance with the Director Nomination Agreement.
Stockholder and Other Interested Party Communications with the Board and/or Non-Employee Directors
The Board welcomes communications from the Company’s stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Stockholders and other interested parties may send written communications to the Board or the non-employee directors by writing to the Board or the non-employee directors at the following applicable address: Board/Non-Employee Directors, Digital Media Solutions, Inc., 4800 140th Avenue N., Suite 101, Clearwater, Florida 33762, Attention: Secretary. The Secretary will review and forward all communications from stockholders or other interested parties to the intended recipient.
We believe that a robust stockholder outreach program is an essential component of maintaining our strong corporate governance practices. Ongoing communication with our investors helps our Board and senior management gather useful feedback on wide range of topics. In our discussions with investors, we seek their input on a variety of corporate governance and compensation that may impact our business or reputation. We strive for a collaborative approach with investors to solicit and understand a variety of perspectives. Stockholder feedback is regularly summarized and shared with our Board.
Meeting Attendance
During the year ended December 31, 2021, our Board held sixteen (16) meetings. During 2021, each of our directors attended more than 75% of the aggregate number of meetings of our Board held during the period in which each individual was a director and the committees on which the director served during such periods that he or she served. Directors are expected, absent schedule conflicts, to attend our Annual Meeting of Stockholders each year.

Code of Conduct and Ethics Hotline
We have a Code of Conduct that covers our directors, officers (including our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer) and employees and satisfies the requirements for a “code of ethics” within the meaning of SEC rules. A copy of the code is posted in the “Governance Documents” section on the Investor Relations page of our website at www.digitalmediasolutions.com. The code is available in print to any person without charge, upon request sent to the Secretary at Digital Media Solutions, Inc., 4800 140th Avenue N., Suite 101, Clearwater, FL 33762. We will disclose, in accordance with all applicable laws and regulations, amendments to, or waivers from our Code of Conduct.
Any suggestions, concerns or reports of misconduct at our Company or complaints or concerns regarding our financial statements and accounting, auditing, internal control and reporting practices can be may made anonymously by (i) calling one of the Company’s toll-free hotlines at (800) 833-222-0944 (for English-speaking callers located in the United States or Canada) or (800) 216-1288; dial-in 001-800-681-5340 (for Spanish-speaking callers located in North America), (ii) emailing reports@lighthouse-services.com, (iii) visiting the website at www.lighthouse-services.com/dmsgroup or (iv) faxing (215) 689-3885, each of which is managed by an independent third party service provider allows employees to submit their report anonymously. A person may also submit a report by mail to the General Counsel or the Audit Committee of the Board at 4800 140th Avenue N., Suite 101, Clearwater, FL 33762 or any other principal business address as updated and filed by the Company with the SEC from time to time.
Board Leadership Structure
The Guidelines do not require the separation of the offices of the Chairman and the Company’s Chief Executive Officer. The Board may choose its Chairman in any way that it deems best for the Company at any given point in time.
The Board believes that, as part of our efforts to embrace and adopt good corporate governance practices, different individuals should hold the positions of Chairperson of the Board and Chief Executive Officer to aid in the Board’s oversight of management. The Board believes that separation of the roles of Chairperson and CEO is the best governance model for DMS and its stockholders at this time.
The Board believes this governance structure provides a form of leadership that allows the Board to function distinct from management, capable of objective judgment regarding management’s performance, and enables the Board to fulfill its duties effectively and efficiently. Ms. Minnick currently serves as the Company’s Chairperson.
Board Role in Risk Oversight
Our Board has responsibility for the oversight of our risk management and, either as a whole or through its audit committee, regularly discusses with management our risk management processes and major risk exposures, including their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from members of senior management to enable our Board to understand our risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic and reputational risk.
The Board also believes its oversight of risk is enhanced by its current leadership structure (discussed above) because the CEO, who is ultimately responsible for the Company’s management of risk and has in-depth knowledge and understanding of the Company, is best able to bring key business issues and risks to the Board’s attention.
Human Capital
Our people are vital to our success in the digital marketing services industry. As a human-capital business, the long-term success of our firm depends on our people. We strive to make our employees feel as though they are a number one priority before other interests of the Company. Our goal is to ensure that we have the right talent, in the right place, at the right time. We do that through our commitment to attracting, developing and retaining our associates.
We strive to attract individuals who are people-focused and share our values. We have competitive programs dedicated to selecting new talent and enhancing the skills of our associates. In our recruiting efforts, we strive to have a diverse group of candidates to consider for our roles. To that end, we have strong relationships with a variety of industry associations that represent diverse professionals and with diversity groups on university and college campuses where we recruit.

We have designed a compensation structure, including an array of benefit plans and programs, that we believe is attractive to our current and prospective associates. We also offer our associates the opportunity to participate in a variety of professional and leadership development programs. Our program includes a variety of industry, product, technical, professional, business development, and leadership trainings.
We seek to retain our associates by using their feedback to create and continually enhance programs that support their needs. We have formal annual goal setting and performance review processes for our employees. We have a values-based culture, an important factor in retaining our associates, which is memorialized in a culture “blueprint” that is communicated to all associates. Our training to share and communicate our culture to all associates plays an important part in this process. We are committed to having a diverse workforce, and an inclusive work environment is a natural extension of our culture. We have recently renewed our commitment to ensuring that all our associates feel welcomed, valued, respected and heard so that they can fully contribute their unique talents for the benefit of clients, their careers, our firm and our communities.
We take a proactive approach to philanthropy and driving meaningful change in the world, holding ourselves accountable to leading by example. On an individual level, we provide paid time-off opportunities for volunteering or donating to a cause that matters to each person. We monitor and evaluate various turnover and attrition metrics throughout our management teams. Our annualized voluntary turnover is relatively low, as is the case for turnover of our top performers, a record which we attribute to our strong values-based culture, commitment to career development, and attractive compensation and benefit programs.
Since our technologies can be securely accessed remotely, during the ongoing COVID-19 pandemic, we transitioned to a fully remote workforce. Ongoing feedback from employee surveys indicate that our talent has embraced, and prefers to continue, working in a remote environment. We have prioritized virtual communications, wellness programs, and work-life balance adaptation that has increased engagement and supports our trust-first mentality. Recognizing safety as a priority, once safe to return, our people will have the opportunity to work at our headquarters.
The Company is headquartered in Clearwater, Florida with nearly 580 employees as of December 31, 2021.
Non-Employee Director Compensation
The Compensation Committee reviews and recommends non-employee Director Compensation. In 2021, the following yearly cash compensation applied to our non-employee directors, as established by the Board of Directors:
Cash ($)
Annual director retainer	$40,000
Lead director annual retainer	$20,000
Audit Committee chairman annual retainer	$20,000
Compensation Committee chairman annual retainer	$15,000
Audit Committee member annual retainer	$10,000
Compensation Committee member annual retainer	$7,500
In August 2021, the Board of Directors approved a grant of 16,291 RSUs to each of the non-employee directors pursuant to the DMS 2020 Omnibus Incentive Plan, which will vest on the date of the 2022 annual stockholder meeting, June 15, 2022, provided that the director remains in continuous service with the Company through such date.

2021 Director Compensation
The following table lists the compensation paid to our non-employee directors during 2021:
Name(1)	Fees Earned or Paid in Cash	Stock Awards($)(2)	Total
Robbie Isenberg	$47,500	$95,030	$142,530
James Miller	$47,500	$95,030	$142,530
Mary Minnick	$85,000	$95,030	$180,030
Lyndon Lea	$50,000	$95,030	$145,030
Robert Darwent	$60,000	$95,030	$155,030
(1)
In addition to serving as a director, Mr. Marinucci serves as our Chief Executive Officer and his compensation is reflected in the Summary Compensation Table. Mr. Borghese serves as our Chief Operating Officer. Messrs. Marinucci and Borghese do not receive any compensation for serving as directors. Accordingly, they are omitted from the table.

(2)
Represents the full grant date fair value of restricted stock units (RSUs) granted in 2021, calculated in accordance with FASB ASC Topic 718. We value RSUs using the closing market price of our common stock reported on NYSE on the applicable grant date. All RSUs vest on the 2022 annual meeting of stockholders, provided the director remains in continuous service with the Company through such date. For additional valuation assumptions, see Note 13 to our Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Outstanding Equity Awards of Directors at Fiscal Year End
The following table lists the number of outstanding RSU awards held by our non-employee directors as of December 31, 2021. The reported numbers reflect only grants made by the Company and do not include any other shares of our common stock that a director may have acquired on the open market or otherwise beneficially own.
Name	Stock Awards (in units)
Robbie Isenberg	16,291
James Miller	16,291
Mary Minnick	16,291
Lyndon Lea	16,291
Robert Darwent	16,291
Fees Paid Independent Registered Public Accounting Firms
On May 6, 2021, the Audit Committee of our Board of Directors approved a resolution appointing Ernst & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit our consolidated financial statements for the year ended December 31, 2021.
The following table sets forth the aggregate fees and expenses billed to us by our independent registered public accounting firm for the years ended December 31, 2021 and 2020:
	2021	2020
Audit Fees(1)	$2,535,500	$1,765,370
Audit Related Fees(2)	152,500	121,827
Tax Fees(3)	625,477	243,634
All Other Fees(4)	86,500	91,804
Total	$3,399,977	$2,222,635
(1)
Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our independent registered public accounting firm in connection with regulatory filings, and other fees billed in connection with the Business Combination.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

(3)	Tax fees consist of fees billed for tax consultation services for the Business Combination and professional services relating to tax compliance, tax planning, and tax advice.
(4)	Other fees consist of fees billed for advisory services that are not included in the above categories.

EXECUTIVE OFFICERS
Executive officers are elected by and serve at the discretion of the Board. In addition to Joseph Marinucci, Chief Executive Officer and Fernando Borghese, Chief Operating Officer, whose biographical information appears above, set forth below are the names, ages and biographical information for each of our current executive officers as of April 26, 2022.
Name	Age	Position
Joseph Marinucci	47	President, Chief Executive Officer and Director
Fernando Borghese	43	Chief Operating Officer and Director
Vasundara Srenivas	46	Chief Financial Officer
Joseph Liner	44	Chief Revenue Officer
Matthew Goodman	47	Chief Information Officer
Jason Rudolph	48	Chief Technology Officer
Anthony Saldana	53	General Counsel, Executive Vice President of Legal & Compliance and Secretary
Vasundara Srenivas, has served as Chief Financial Officer of DMS since 2021. Previously, Ms. Srenivas has held various financial and accounting positions of increasing seniority, including most recently as the Chief Financial Officer, at Boeing Capital Corporation, a wholly-owned, multi-billion dollar subsidiary of Boeing Company from 2018 to 2021. Previously, Ms. Srenivas served as Corporate Financial Planning and Analysis Leader for Raytheon Austrial P/L from 2004 to 2008. From 1997 to 2004, Ms. Srenivas served as Corporate Accountant for TransACT Communications. Ms. Srenivas earned her Master of Business Administration in Australia, and an Advanced Management Program at Harvard Business School.
Joseph ‘‘Joey’’ Liner has served as the Chief Revenue Officer of DMS since 2018. Prior to DMS, Mr. Liner co-founded DoublePositive, a performance marketing company specializing in call center services and strategic lead management agency services for big brands in mortgage and online education, and served as its President from 2015 to 2018. Mr. Liner earned his undergraduate degree in Business Management from Towson University.
Matthew Goodman has served as the Chief Information Officer of DMS since co-founding DMS in 2012. Previously, Mr. Goodman was Chief Information Officer of Interactive Marketing Solutions. Mr. Goodman attended the Master of Business Administration program at New York University’s Stern School of Business and earned his undergraduate degrees in Finance and Management Information System from Syracuse University.
Jason Rudolph has served as Chief Technology Officer of DMS since 2021. Prior to that, he served as our Chief Product Officer of DMS since 2019. Prior to DMS, Mr. Rudolph was Chief Technology Officer at W4 Performance Ad Market from 2015 to 2018. Mr. Rudolph also served as Founder and Chief Executive Officer of Sound Advertising Group from 2008 to 2015.
Anthony Saldana has served as General Counsel, Executive Vice President of Legal & Compliance and Secretary of DMS since January 2021. Mr. Saldana brings to DMS over 20 years of extensive corporate law experience in mergers and acquisitions, corporate finance, corporate governance and securities matters. Prior to joining DMS, Mr. Saldana was Counsel at Skadden, Arps, Slate, Meagher & Flom LLP, where he worked from 2000 to 2020. Mr. Saldana received a J.D. from the Yale Law School and a Bachelor of Arts, magna cum laude, from Harvard College.

Insider Trading Policy
The Company’s insider trading policy prohibits all employees and officers of the Company and its subsidiaries (including all members of the Board), as well as certain family members, others living in the person’s household, and persons or entities whose transactions in Company securities are subject to such person’s influence or control, from trading in securities of the Company (or securities of any other company with which the Company does business) while in possession of material nonpublic information, other than in connection with a Rule 10b5-1 plan adopted in compliance with the policy. Such individuals are also prohibited from engaging in hedging transactions on the Company’s common stock, including but not limited to prepaid variable forwards, equity swaps, collars and exchange funds. Transactions in put options, call options or other derivative securities on an exchange or in any other organized market, are prohibited by this policy. The policy also prohibits short sales of the Company securities and the pledging of Company securities as a collateral for a margin loan, as well as the holding of Company securities in a margin account.
In addition, before any of our directors engages in certain transactions involving Company securities, such director or executive officer must obtain pre-clearance of the transaction from the Company’s General Counsel and in his absence, another employee designated by the General Counsel.

EXECUTIVE COMPENSATION
This section describes executive compensation of DMS’s directors and named executive officers during the fiscal year ended December 31, 2021 and 2020. The Company qualifies as an “emerging growth company” and a “smaller reporting company” under rules adopted by the SEC. Accordingly, the Company has provided scaled executive compensation disclosure that satisfies the requirements applicable to the Company in its status as an emerging growth company and a smaller reporting company. Under the scaled disclosure obligations, the Company is not required to provide, among other things, a compensation discussion and analysis or a compensation committee report, and certain other tabular and narrative disclosures relating to executive compensation. For the year ended December 31, 2021, the following individuals were our named executive officers (each a “Named Executive Officer” or “NEO” and collectively the “Named Executive Officers” or “NEOs”): Joseph Marinucci, Chief Executive Officer; Fernando Borghese, Chief Operating Officer; and Joseph Liner, Chief Revenue Officer.
Summary Compensation Table
The following Summary Compensation Table sets forth information regarding the compensation paid to, awarded to, or earned by our Chief Executive Officer and our two other most highly compensated executive officers (“Named Executive Officers”) for the fiscal years ended December 31, 2021 and 2020.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Joseph Marinucci Chief Executive Officer	2021	320,000	—	319,900	17,006	—	32,833	689,739
	2020	320,333	933	170,311	767,500	—	32,692	1,291,769
Joseph Liner Chief Revenue Officer	2021	400,000	—	120,017	6,380	120,902	37,903	685,202
	2020	397,660	4,216	287,963	63,898	170,450	32,508	956,695
Fernando Borghese Chief Operating Officer	2021	320,000	—	319,900	17,006	—	33,488	690,394
	2020	320,333	933	170,311	767,500	—	32,076	1,291,153
(1)
During 2020, we took temporary precautionary measures intended to help minimize the risk of the COVID-19 pandemic to our employees, our advertisers and the communities in which we participate, which could negatively impact our business, and implemented a Coronavirus Communications Plan, including a 90-day 20% reduction in the salaries of all of our employees at or above the director level, with the unpaid salary amounts to be repaid at a future date, along with a 5% bonus (subject to the satisfaction of certain conditions) for the months of April, May and June 2020. On July 22, 2020, the 5% bonus was paid: Mr. Marinucci received $933; Mr. Liner received $1,299; and Mr. Borghese received $933.

(2)
Mr. Liner was participant in the Digital Media Solutions, LLC Employee Incentive Plan (the “EIP”), which was a transaction-based bonus plan. In connection with the Business Combination (as defined in the Annual Report on Form 10-K for the year ended December 31, 2021), Mr. Liner entered into a letter agreement with DMS, pursuant to which he waived his respective rights to receive any transaction bonus under the EIP in exchange for a lump-sum cash payment equal to $2,917, and the potential to receive equity incentive awards from the Company in the future.

(3)
Amounts represent the aggregate grant date fair value of options and and/or restricted stock units (“RSUs”) granted in 2021 and 2020, respectively, computed in accordance with ASC 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 13. Employee and director incentive plans to the Consolidated Financial Statements, in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

(4)
Represents Mr. Liner’s commission payments under our Direct Sales Commissions Plan, which entitles Mr. Liner to 6% of gross profits for direct sales introduced and closed by him, and 3% of gross profits for direct sales where Mr. Liner either introduced or closed the sale (but not both).

(5)	The other compensation listed in this column includes:
•
For the year ended December 31, 2021: (a) for Mr. Marinucci: (i) matching contributions under our 401(k) savings plan of $9,300; and (ii) medical and other benefits of $23,533; (b) for Mr. Liner: (i) matching contributions under our 401(k) savings plan of $11,400; and (ii) medical and other benefits of $26,503; and (c) for Mr. Borghese (i) matching contributions under our 401(k) savings plan of $8,400; and (ii) medical and other benefits of $25,088.

•
For the year ended December 31, 2020: (a) for Mr. Marinucci: (i) matching contributions under our 401(k) savings plan of $10,586; and (ii) medical benefits of $22,106; (b) for Mr. Liner (i) matching contributions under our 401(k) savings plan of $9,081; and (ii) medical and long term disability benefits of $23,427; and (c) for Mr. Borghese (i) matching contributions under our 401(k) savings plan of $8,645; and (ii) medical and other benefits of $23,431.

Narrative Disclosure to Summary Compensation Table
The primary elements of compensation for the Company’s Named Executive Officers were base salary and equity awards of options and RSUs. Mr. Liner was also eligible to participate in our Direct Sales Commission Plan. The Company’s Named Executive Officers are also eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending, and short- and long-term life insurance on the same basis as our other full-time employees, subject to the terms and eligibility requirements of those plans.
Base Salaries
The Company’s Named Executive Officers receive a base salary for services rendered to the Company. The base salary payable to each Named Executive Officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.
Bonuses
Mr. Liner was a participant in the EIP, a transaction-based bonus plan. In connection with the Business Combination, Mr. Liner entered into a letter agreement with DMS, pursuant to which he waived his rights under the EIP in exchange for a lump-sum cash payment from the Company equal to $2,917 and the potential to receive equity incentive awards from the Company in the future.
Equity Compensation
Our Compensation Committee administers our 2020 Omnibus Incentive Plan (“Equity Plan”) and approves the amount of and terms applicable to grants of stock options and RSUs to employees, including the Named Executive Officers.
The Company’s stock options allow employees, including our Named Executive Officers, to purchase shares of our common stock at a price equal to the fair market value of our Common Stock on the date of grant. Generally, stock options granted under our Equity Plan have vesting schedules that are designed to encourage continued employment. Stock options granted prior to August 2021 generally vest over a three-year period, subject in most cases to continued employment, and generally expire ten years from the date of grant. Beginning in August 2021, stock options generally vest over a four-year period, subject to continued employment. In 2021, Mr. Marinucci received an option award covering 230,548 shares; Mr. Liner received an option award covering 36,023 shares; and Mr. Borghese received an option award covering 230,548 shares.
Generally, RSUs granted under our Equity Plan have vesting schedules that are designed to encourage continued employment. RSUs granted prior to 2021 generally vest over a three-year period, subject to continued employment. Beginning in August 2021, stock options generally vest over a four-year period, subject in most cases to continued employment. In 2021, Mr. Marinucci received an award of 100,251 RSUs; Mr. Liner received an award of 15,664 RSUs; and Mr. Borghese received an award of 100,251 RSUs.
For the grant date fair value of the options and RSUs, please see the Summary Compensation Table above.
Perquisites
The Company provides the Named Executive Officers with benefits, including medical, dental and vision plans; basic life insurance; and long-term and short-term disability, in each case, at no cost to the executive. Named Executive Officers also participate in our 401(k) retirement plan, with the same Company-matching contributions as all our salaried employees. The 401(k) plan provides for an employer matching contribution of 4% to 5% of all eligible contributions. The Company does not maintain a defined benefit pension plan or any supplemental retirement benefits.
Executive Employment Arrangements
Employment Arrangements with Joseph Marinucci
Mr. Marinucci is not party to an employment agreement or offer letter with DMS. Pursuant to Mr. Marinucci’s RSU award agreement, unvested portions of his RSU award accelerate in certain circumstances, as further described below under “— Potential Payments Upon Termination /Change in Control.”

Employment Arrangement with Joseph Liner
Mr. Liner is a party to an offer letter with DMS dated November 15, 2018. The offer letter provides for an annual base salary of $300,000. As provided under the terms of the offer letter, following one year of employment, Mr. Liner and DMS negotiated in good faith regarding his annual salary level, and it was increased to $400,000 effective January 9, 2020. Mr. Liner is also entitled to receive employee benefits provided by DMS at no cost to Mr. Liner. Mr. Liner’s offer letter provides for at-will employment.
Pursuant to his offer letter, Mr. Liner was eligible to earn a $200,000 sign-on bonus with $50,000 becoming payable every three months (on December 15, 2018, March 15, 2019, June 14, 2019 and September 21, 2019), such that $150,000 was paid in 2019. Mr. Liner was also eligible to earn monthly performance incentives and annual performance incentives under our Performance Incentive Plan equal to a percentage of gross profits from direct sales introduced and/or closed by him and a percentage of DMS’ net revenues. As of December 31, 2020, the Performance Incentive Plan is no longer in effect.
Mr. Liner is entitled in his offer letter to certain severance benefits in the event his employment is terminated without “cause,” as described in more detail below. Additionally, pursuant to his RSU award agreement, unvested portions of his RSU award accelerate in certain circumstances, as further described below under “— Potential Payments Upon Termination / Change in Control.”
Employment Arrangement with Fernando Borghese
Mr. Borghese is not party to an employment agreement or offer letter with DMS. Pursuant to Mr. Borghese’s RSU award agreement, unvested portions of his RSU award accelerate in certain circumstances, as further described below under “— Potential Payments Upon Termination / Change in Control.”
Potential Payments Upon Termination or Change in Control
The offer letter with Mr. Liner provides that in the event of a termination without “cause” by DMS, Mr. Liner (for six months) would be entitled to (i) continued payment of his base salary, and (ii) payment of DMS’ portion of the premium for healthcare continuation coverage under COBRA at the same level of coverage he was entitled to at the time of termination of employment.
“Cause” means: (i) the executive’s violation of Company’s current documented policies; (ii) the executive’s failure to substantially perform the executive’s duties under this Agreement; (iii) the executive’s failure to reasonably cooperate with any lawful investigation undertaken by the Company; (iv) the executive’s gross negligence or breach of fiduciary duty or (v) any (A) conviction of the executive under any local, state, provincial or federal statute which makes the performance of the executive’s duties impracticable or impossible, (B) arrest of the executive for any criminal offense against the Company or its personnel, affiliates, or customers, or (C) arrest of the executive for any other felony criminal offense which in the view of the Company may harm the reputation of the Company or any of its affiliates; (vi) any intentional misconduct, gross incompetence or conduct materially incompatible with the Employee’s duties hereunder, or prejudicial to the Company’s business; or (vii) gross insubordination or willful disobedience to the lawful directions of management of the Company, provided that the executive has been given written notice thereof and has failed to correct such conduct forthwith.
Treatment of Unvested Equity Awards of Our Named Executive Officers
Termination Without Cause. Pursuant to the RSU and option award agreements, a pro rata portion of the RSUs and options subject to the award agreements will vest upon termination of the Named Executive Officer’s employment without cause, provided that the executive executes a general release of claims. The pro rata number of RSUs and options that will vest will be equal to the number of RSUs and options that are scheduled to vest on the next applicable vesting date, multiplied by the quotient of the number of full calendar months the executive was employed during such year divided by twelve.
Death or Disability. Pursuant to the RSU and option award agreements, a pro rata portion of the RSUs and options subject to the award agreements will vest upon the Named Executive Officer’s death or disability. The pro rata number of RSUs and options that will vest will be equal to the number of RSUs and options that are scheduled to vest on the next applicable vesting date.
Termination Following a Change of Control. Pursuant to the RSU and option award agreements, if the Named Executive Officer’s employment is terminated without cause within twenty-four months following a change of control, all RSUs and options will immediately vest, provided that the executive executes a general release of claims.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information with respect to our Named Executive Officers concerning unexercised stock option awards and unvested RSU awards as of December 31, 2021.
	Options					Stock
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Marinucci Chief Executive Officer	10/28/2020	34,014	17,006	$7.31	10/28/2030	70,000	$334,600	104,014	$334,600
	8/19/2021	230,548	—	$7.98	8/19/2031	100,251	$479,200	330,799	$479,200
Joseph Liner Chief Revenue Officer	10/28/2020	12,762	6,380	$7.31	10/28/2030	26,262	$125,532	39,024	$125,532
	8/19/2021	36,023	—	$7.98	8/19/2031	15,664	$74,874	51,687	$74,874
Fernando Borghese Chief Operating Officer	10/28/2020	34,014	17,006	$7.31	10/28/2030	70,000	$334,600	104,014	$334,600
	8/19/2021	230,548	—	$7.98	8/19/2031	100,251	$479,200	330,799	$479,200
(1)
The options and RSUs granted in 2021 and in 2020 vest in four and three equal annual installments, respectively, beginning on the first anniversary of the closing of the Business Combination, subject, in each case, to the executive’s continued employment on each applicable vesting date.

(2)	The dollar values are calculated using a per share stock price of $4.78, the closing price of our common stock reported on NYSE on December 31, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Party Transactions
The Company has adopted a written related person transaction policy that sets forth the procedures for the review and approval or ratification of related person transactions.
A “Related Person Transaction” is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which DMS was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest, subject to certain exceptions.
A “Related Person” means:
•	any director or executive officer, or nominee for director of DMS;
•	any person who is the beneficial owner of more than five percent (5%) of DMS’ Common Stock; and
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of DMS Common Stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee for director or beneficial owner of more than five percent (5%) of DMS Common Stock.

DMS also has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the Audit Committee has the responsibility to review and approve any related party transactions that are in the best interests of the Company and its stockholders.
During the year ended December 31, 2021, we did not engage in any transactions with our directors and executive officers, nor are any such transactions currently proposed, in which a related person had or will have a direct or indirect material interest, except as set forth below.
Registration Rights
At the Closing, the Company entered into an amended and restated registration rights agreement with certain Sellers (the “Amended and Restated Registration Rights Agreement”), pursuant to which the Company registered for resale certain shares of Class A Common Stock and warrants to purchase Class A Common Stock that were held by the parties thereto. Additionally, the Sellers may request to sell all or any portion of their shares of Class A Common Stock in an underwritten offering that is registered pursuant to the shelf registration statement filed by the Company (each, an “Underwritten Shelf Takedown”); however, the Company will only be obligated to effect an Underwritten Shelf Takedown if such offering will include securities with a total offering price reasonably expected to exceed, in the aggregate, $20.0 million and will not be required to effect more than four Underwritten Shelf Takedowns in any six-month period. The Amended and Restated Registration Rights Agreement also includes customary piggy-back rights, subject to cooperation and cut-back provisions. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Amended Partnership Agreement
Pursuant to the Amended Partnership Agreement, the non-controlling interests (as defined in the Amended Partnership Agreement) have the right to redeem their Digital Media Solutions Holding, LLC (“DMSH”) Units for cash (based on the market price of the shares of Class A Common Stock) or, at the Company’s option, the Company may acquire such DMSH Units (which DMSH Units are expected to be contributed to Blocker) in exchange for cash or Class A Common Stock (a “Redemption”) on a one-for-one basis (subject to customary conversion rate adjustments, including for stock splits, stock dividends and reclassifications), in each case subject to certain restrictions and conditions set forth therein, including that any such Redemption be for an amount no less than the lesser of 10,000 DMSH Units or all of the remaining DMSH Units held by such Non-Blocker Member. In the event of a change of control transaction with respect to a Non-Blocker Member, DMSH will have the right to require such Non-Blocker Member to effect a Redemption with respect to all or any portion of the DMSH Units transferred in such change of control transaction. In connection with any Redemption a number of shares of Class B Common Stock will automatically be surrendered and cancelled in accordance with the Company Certificate of Incorporation.

Tax Receivable Agreement
Through the completion of the 2020 tax return during the interim period ended September 30, 2021, we identified an error recorded upon the Business Combination that resulted in a decrease in the deferred tax asset of $2.1 million, a decrease in the Tax Receivable Agreement liability of $1.8 million and a decrease in Additional Paid-In Capital of $0.3 million, as compared to the amounts recorded in the consolidated balance sheet as of December 31, 2020 and interim periods in the current fiscal year. As the effect of the correction to these accounts was not material to the prior period financial statements, we elected to correct the balance as of September 30, 2021, with the offset to Additional Paid-In Capital, which was consistent with the method to record the Deferred Tax Asset and Tax Receivable Agreement liability on the date of the Business Combination. There was no impact to continuing operations, net income, or related per-share amounts for each period.
As of December 31, 2021, the Company recorded a full valuation allowance on our DTA related to the Tax Receivable Agreement along with the entire DTA inventory at DMS, Inc. and Blocker, as these assets are not more likely than not to be realized based on the positive and negative evidence that we considered. The Tax Receivable Agreement liability that originated from the Business Combination is not probable under ASC 450 - Contingencies since a valuation allowance has been recorded against the related DTA. As such, the Tax Receivable Agreement Liability of $15.3 million has been reversed through Income Before Taxes as a Change in Tax Receivable Agreement Liability. The remaining short-term Tax Receivable Agreement liability of $1.3 million is attributable to carryback claims. We will continue to evaluate the positive and negative evidence in determining the realizability of the Company’s DTAs.
Management Agreement
Prior to the Business Combination, the Management Agreement included consideration for various management and advisory services, where DMSH made payment to one of its members a quarterly retainer of $50 thousand plus any out-of-pocket expenses. The total expense for the year ended December 31, 2020 was $0.1 million, which was recorded in General and administrative expenses in the consolidated statements of operations. The management agreement was terminated in connection with the Business Combination.
Prism Incentive Agreement
On October 1, 2017, DMS, through a subsidiary, acquired the assets of Mocade Media LLC (“Mocade”). On that date, in connection with the acquisition, DMS also entered into a consulting agreement with Singularity Consulting LLC (“Singularity”), a Texas limited liability company owned by the former management of Mocade. On August 1, 2018, in order to further incentivize Singularity’s efforts with respect to the acquired Mocade assets, DMS entered into an amendment to the Singularity consulting agreement. On that date, Prism Data, the then majority equityholder of DMS, also entered into an incentive agreement with Singularity, to which DMS was not a party, providing for certain incentive payments to be accounted for in accordance with applicable accounting standards by Prism Data to Singularity in the event of certain specified change of control sale transactions involving DMS. Following the Business Combination, in November 2020, DMS and Singularity resolved all outstanding amounts due under the Singularity consulting agreement between DMS and Singularity with a payment of $850,000. In addition, Prism Data and Singularity agreed that Singularity would be entitled to a payment from Prism Data of $2,000,000 in the event of certain specified change of control sale transactions involving DMS.
DMSH Member Tax Distributions
For the years ended December 31, 2021 and 2020, tax distributions to members of DMSH were $0.2 million and $0.2 million, respectively.
Indemnification Agreements
The Company has entered into indemnification agreements (collectively, the “Indemnification Agreements”) with each of the directors and officers of the Company. Each indemnification agreement provides that, subject to limited exceptions, and among other things, the Company will indemnify the director or officer to the fullest extent permitted by Delaware law for claims arising in his or her capacity as a director or officer of the Company.

REPORT OF THE AUDIT COMMITTEE*
The Company’s Audit Committee is composed of three directors, all of whom meet the qualifications required by the New York Stock exchange and Securities and Exchange Commission, and the Company’s Corporate Governance Guidelines. The Audit Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website.
The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2021 with the Company’s management, and also has discussed with Ernst & Young LLP (“EY”), the Company’s independent registered public accounting firm, the matters required to be discussed under applicable Public Company Accounting Oversight Board (“PCAOB”) and SEC standards. The Audit Committee received both the written disclosures and the letter from EY required by the applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence and has discussed with EY the independence of EY from the Company.
Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited consolidated financial statements of the Company for fiscal year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 16, 2022.
Submitted by the Audit Committee,

Robert Darwent (Chairman)
Lyndon Lea
Mary E. Minnick
* The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of the Company’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding the beneficial ownership of shares of Common Stock as of the close of business on April 26, 2022 by:
•	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of any class of DMS Common Stock;
•	each of our named executive officers and directors; and
•	all of our executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, we believe that all persons named in the table below have or will have as of April 26, 2022, as applicable, sole voting and investment power with respect to the voting securities beneficially owned by them.
	Class A Common Stock		Class B Common Stock		Total Voting Securities
Name and Address of Beneficial Owners(1)	Number of Share	% of Class(12)	Number of Share	% of Class(12)	Number of Share	%(12)
Leo Investors Limited Partnership(2)	5,012,718	13.8%	—	*	5,012,718	8.0%
Prism Data, LLC(3)	18,958,914	52.0%	25,699,464	100.0%	44,658,378	71.9%
Clairvest Group Inc. and affiliates(4)	18,991,496	51.8%	25,699,464	100.0%	44,690,960	71.9%
Luis Ruelas(5)	342	*	7,007,770	27.3%	7,008,112	11.3%
Joseph Marinucci(3)	19,543,888	53.6%	25,699,464	100.0%	45,243,352	72.8%
Fernando Borghese(6)	592,830	1.6%	5,731,587	22.3%	6,324,417	10.1%
Robert Darwent(7)	29,291	*	—	—%	29,291	*
Robbie Isenberg(13)	13,000	*	—	—%	13,000	*
Lyndon Lea(8)	7,666,573	21.0%	—	—%	7,666,573	12.3%
James H. Miller(13)	13,000	*	—	—%	13,000	*
Mary E. Minnick(9)	50,291	*	—	—%	50,291	*
Matthew Goodman(10)	3,422	*	2,579,223	10.0%	2,582,645	4.2%
Joey Liner(11)	15,440	*	—	—%	15,440	*
AlAll DMS’ directors and executive officers as a group (12 individuals)(12)	27,955,079	76.7%	25,699,464	100.0%	53,654,543	86.3%
∗	Less than one percent
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Digital Media Solutions, Inc., 4800 140th Avenue N., Suite 101, Clearwater, FL 33762.
(2)
Based on information set forth in Amendment No. 1 to the Schedule 13G/A filed with the SEC on February 16, 2021. The Schedule 13G/A indicates 3,012,718 shares of Class A Common Stock and warrants to purchase 2,000,000 shares of Class A Common Stock are owned by Leo Investors Limited Partnership. Leo Investors Limited Partnership is controlled by its general partner, Leo Investors General Partner Limited, which is governed by a three member board of directors. Each director has one vote, and the approval of a majority of the directors is required to approve an action of the Company’s sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by two or more individuals, and a voting and dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to Leo Investors Limited Partnership. Based on the foregoing analysis, no individual director of the general partner of Leo Investors Limited Partnership exercises voting or dispositive control over any of the securities held by Leo Investors Limited Partnership, even those in which such director directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The business address of Leo Investors Limited Partnership is 21 Grosvenor Place, London, SW1X 7HF.

(3)
Based on information set forth in Amendment No. 2 to Schedule 13D/A filed with the SEC on October 26, 2020 and the Form 4 filed with the SEC on June 14, 2021. The Schedule 13D/A indicates Prism Data, LLC has shared voting power over the shares of Class A Common Stock and warrants to purchase shares of Class A Common Stock held by Clairvest Group Inc. (as described in footnote (4)) as a result of the Director Nomination Agreement. Joseph Marinucci, as the manager of Prism Data, LLC, is deemed to have beneficial ownership over the interests shown. For Mr. Marinucci, interests shown include (a) 27,556 shares of Class A Common Stock held by Mr. Marinucci and (b) 17,006 option shares of Class A Common Stock that Mr. Marinucci can exercise within 60 days. Mr. Marinucci also holds warrants to purchase 538,912 shares of Class A Common Stock.

(4)
Based on information set forth in Amendment No. 1 to the Schedule 13D/A filed with the SEC on October 26, 2020. Interests shown consist of (i) shares of Class A Common Stock held by Clairvest Equity Partners V Limited Partnership and CEP V Co-Investment Limited Partnership, (ii) shares of Class B Common Stock acquired held by CEP V-A DMS AIV and (iii) warrants to purchase shares of Class A

Common Stock held by CEP V-A DMS AIV Limited Partnership, Clairvest Equity Partners V Limited Partnership and CEP V Co-Investment Limited Partnership. Each of the foregoing limited partnerships has the power to make voting and dispositive decisions with respect to such shares and is an indirect subsidiary of Clairvest Group Inc. Interests shown also consist of the shares of Class B Common Stock held by Prism Data, LLC (as described in footnote (3)) over which Clairvest Group Inc. has shared voting power as a result of the Director Nomination Agreement. Shares also include 32,582 shares of Class A Common Stock that will be transferred to Clairvest upon vesting on June 15, 2022, of 16,291 restricted stock units issued to each of Messrs. Isenberg and Miller who will have no rights to such shares of Class A Common Stock at such time. The business address of Clairvest Group Inc. and each of the foregoing limited partnerships is 22 St. Clair Avenue East, Suite 1700, Toronto, Ontario, Canada M4T 2S3.
(5)	Includes 342 shares of Class A Common Stock held by Mr. Ruelas. Class B Interests shown are based on such individual’s ownership interests in Prism Data, LLC.
(6)
Class A interests shown include (a) 30,908 shares of Class A Common Stock held by Mr. Borghese and (b) 17,006 option shares of Class A Common Stock that Mr. Borghese can exercise within 60 days. Class B interests shown are based on such individuals’ ownership interests in Prism Data, LLC. Mr. Borghese also holds warrants to purchase 538,912 shares of Class A Common Stock.

(7)
Does not include any shares indirectly owned by this individual as a result of his partnership interest in Leo Investors Limited Partnership or its affiliates. Shares also include 16,291 shares of Class A Common Stock that will be issued upon vesting of restricted stock units on June 15, 2022. The business address of Mr. Darwent is 21 Grosvernor Place, London, SWIX 7HF.

(8)
Interests consist of (i) 1,517,004 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV, L.P.; (ii) 1,724,562 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV-A, L.P.; (iii) 135,065 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV SBS, L.P.; (iv) 1,223,046 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV (USD), L.P.; (v) 2,854,699 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV-A (USD), L.P.; (v) 169,906 shares of Class A Common Stock beneficially owned by Lion Capital Fund IV SBS (USD), L.P., each which entity is managed by Lion Capital IV GP Limited, which is controlled by Lyndon Lea. Mr. Lea also owns 13,000 shares of Class A Common Stock. In addition, shares also include 16,291 shares of Class A Common Stock that will be issued upon vesting of restricted stock units on June 15, 2022. The business address of Lyndon Lea and each such entity is 21 Grosvenor Place, London, SW1X 7HF

(9)	Shares also include 16,291 shares of Class A Common Stock that will be issued upon vesting of restricted stock units on June 15, 2022.
(10)
Includes (a) 2,005 shares of Class A Common Stock held by Mr. Goodman and (b) 1,417 option shares of Class A Common Stock that Mr. Goodman can exercise within 60 days. Class B Interests shown are based on such individual’s ownership interests in Prism Data, LLC.

(11)	Includes (a) 9,060 shares of Class A Common Stock held by Mr. Liner and (b) 6,380 option shares of Class A Common Stock that Mr. Liner can exercise within 60 days.
(12)
Assumes 36,403,202 shares of Class A Common Stock and 25,699,464 shares of Class B Common Stock. In addition, for each individual or entity that beneficially owns any warrants to purchase shares of Class A Common Stock, the number of outstanding shares that is assumed for purposes of calculating such individual's or entity’s ownership percentages also includes the number of warrants beneficially owned by such individual or entity but, for the avoidance of doubt, does not include any outstanding warrants that are not beneficially owned by such individual or entity. In particular, (i) the number of outstanding shares used to calculate the ownership percentages of Leo Investors Limited Partnership includes 2,000,000 shares subject to warrants to purchase Class A Common Stocks; (ii) the number of outstanding shares used to calculate the ownership percentages of Prism Data, LLC includes 922,177 shares subject to warrants to purchase Class A Common Stock; (iii) the number of outstanding shares used to calculate the ownership percentages of Clairvest Group Inc. and affiliates includes 922,177 shares subject to warrants to purchase Class A Common Stock; (iv) the number of outstanding shares used to calculate the ownership percentages of Joseph Marinucci includes 1,461,089 shares subject to warrants to purchase Class A Common Stock; and (v) the number of outstanding shares used to calculate the ownership percentages of Fernando Borghese includes 538,911 shares subject to warrants to purchase Class A Common Stock. In addition, for each individual that beneficially owns any restricted stock units vesting with 60 days, the number of outstanding shares that is assumed for purposes of calculating such individual’s or entity’s ownership percentages also includes the number of shares of Class A Common Stock underlying such restricted stock units.

(13)
Does not include, and such director disclaims any beneficial ownership of, 16,291 shares of Class A Common Stock to be issued upon vesting of restricted stock units on June 15, 2022, that were issued to such director and that revert to Clairvest upon vesting and are included in Clairvest totals above.

OTHER MATTERS
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and Section 16 officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of the Company’s common stock. Based solely on a review of the reports that we filed on behalf of these individuals or that were otherwise provided to us, our executive officers and directors met all Section 16(a) filing requirements during calendar year 2021, with the exception of late Form 3 filings for Vasundara Srenivas and Anthony Saldana which were not timely filed as a result of delays in obtaining the necessary individual EDGAR filing codes and were subsequently filed on April 5, 2021.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for notices or proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single notice or proxy statement and annual report addressed to those stockholders. This process is commonly referred to as “householding.”
DMS has implemented “householding” to reduce the number of duplicate mailings to the same address. This process benefits both stockholders and DMS because it eliminates unnecessary mailings delivered to your home and helps to reduce DMS’ expenses. “Householding” is not being used, however, if DMS has received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and Proxy Statement package, DMS will deliver promptly a separate copy of the Annual Report and Proxy Statement package to any stockholder who mails, or by mail to the attention of the Secretary of the Company, Digital Media Solutions, Inc., 4800 140th Avenue N., Suite 101, Clearwater, Florida 33762.
You can also notify DMS that you would like to receive separate copies of the Annual Report and Proxy Statement package in the future by calling or mailing DMS, as instructed above. If your household has received multiple copies of the Annual Report and Proxy Statement package, you can request the delivery of single copies in the future by calling or mailing DMS, as instructed above, or your broker, if you hold the shares in “street name.”
If you received more than one proxy card, it means that your shares are registered in more than one name (e.g., trust, custodial accounts, joint tenancy) or in multiple accounts. Please make sure that you vote all of your shares by following the directions on each proxy card that you received.
For our 2023 Annual Meeting of Stockholders, you can help us save significant printing and mailing expenses by consenting to access our proxy materials electronically via the Internet. If you hold your shares in your own name (instead of “street name” through a bank, broker or other nominee), you can choose this option by following the prompts for consenting to electronic access, if voting by telephone, or by following the instructions at the Internet voting website at www.proxyvote.com, which has been established for you to vote your shares for the 2022 Annual Meeting. If you choose to receive your proxy materials electronically, then prior to next year’s annual meeting, you will receive notification when the proxy materials are available for online review via the Internet, as well as the instructions for voting electronically via the Internet. Your choice for electronic distribution will remain in effect until you revoke it by sending a written request to DMS by mail to the attention of the Secretary of Digital Media Solutions, Inc., 4800 140th Avenue N., Suite 101, Clearwater, Florida 33762. If you hold your shares in “street name” through a bank, broker or other nominee, you should follow the instructions provided by that entity if you wish to access our proxy materials electronically via the Internet.
Stockholder Proposals
Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to the Secretary of the Company at the Company’s principal executive offices, Digital Media Solutions, Inc., 4800 140th Avenue N., Suite 101, Clearwater, Florida 33762 no later than January 12, 2023. In addition, all proposals will have to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.
Notice to DMS of proposals for action at the 2023 Annual Meeting of Stockholders submitted otherwise than pursuant to Rule 14a-8 must be submitted in writing to the Secretary of the Company at the Company’s principal executive offices, Digital Media Solutions, Inc., 4800 140th Avenue N., Suite 101, Clearwater, Florida 33762, not earlier than the close of business on the 120th day, which is February 15, 2023, nor later than the close of business on the 90th day, which is March 17, 2023, prior to the first anniversary of 2022 Annual Meeting, unless the date of the 2023 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after such anniversary date, then the deadline will be a reasonable time before we print and mail our proxy materials. Such proposals should be submitted by means that permit proof of the date of delivery, such as certified mail, return receipt requested.
We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the above requirements.

OTHER BUSINESS
Management knows of no other matters to be brought before the Annual Meeting other than that which is set forth in this Proxy Statement. In accordance with the DMS Bylaws, no persons other than DMS nominees may be nominated for director election or elected at the Annual Meeting. However, should any other matter requiring a vote of the stockholders properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by the proxies on such matter as determined by a majority of the DMS Board. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

Copies of the Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021, which includes our financial statements and provides additional information about us, are available to stockholders of record and entitled to vote at the 2022 Annual Meeting and to notice thereof on the Company’s website at www.digitalmediasolutions.com under “Investor Relations-Proxy Materials.” Each person whose proxy is being solicited and who represents that, as of the record date for the 2022 Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at such meeting may obtain additional printed copies of our Annual Report on Form 10-K for the year ended December 31, 2021, including our financial statements, free of charge, from us by sending a written request to Digital Media Solutions, Inc., 4800 140th Avenue N., Suite 101, Clearwater, Florida 33762, Attention: Secretary. Any exhibits will be provided upon written request.

*DIGITAL MEDIA SOLUTIONS, INC.*
*4800 140TH AVENUE NORTH, SUITE 101*
*C1EARWATER, FLORIDA 33761, UNITED STATES*

**SCAN TO**
**VIEW MATERIALS & VOTE**

**VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above**
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 14, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

**During The Meeting - Go to www.virtualshareholdermeeting.com/DMS2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 14, 2022. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**The Board of Directors recommends you vote FOR the following:**

| | For All | Withhold All | For All Except |
|---|---|---|---|
| 1. Election of Directors | ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

**Nominees**

01) Joseph Marinucci
02) Fernando Borghese
03) Robbie Isenberg
04) Maurissa Bell
05) Mary Minnick
06) Lyndon Lea
07) Robert Darwent

**NOTE**: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|

0000571126_1 R1.0.0.24

**DIGITAL MEDIA SOLUTIONS, INC.**
**Annual Meeting of Stockholders**
**June 15, 2022 10:00 AM EDT**
**This proxy is solicited by the Board of Directors**

The stockholders hereby appoint Joseph Marinucci and Anthony Saldana, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of DIGITAL MEDIA SOLUTIONS, INC. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, EDT on June 15, 2022, at www.virtualshareholdermeeting.com/DMS2022, and at any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

0000571126_2 R1.0.0.24

**Continued and to be signed on reverse side**